EXHIBIT 10.19
THIRD AMENDMENT TO LEASE
     This Third Amendment to Lease (“Third Amendment”) is entered into effective as of December 22, 2004, by and between US INSTITUTIONAL REAL ESTATE EQUITIES, L.P., a Texas limited partnership (“Lessor”), successor in interest to Utah State Retirement Investment Fund (“USRIF”), successor in interest to E.T. Hermann and Jane D. Hermann 1978 Living Trust (“Hermann Trust”) and WESCO DISTRIBUTION, INC., a Delaware corporation (“Lessee”), successor in interest to Westinghouse Electric Supply Company, a former division of Westinghouse Electric Corporation (“WEC”).
     WHEREAS, under that certain Lease dated April 1, 1992 (“Original Lease”), by and between the Hermann Trust and WEC, as amended by that certain letter dated as of December 13, 1996 whereby Lessee exercised its First Option to Extend and USRIF and Lessee amended the Original Lease to renew the Lease Term as provided therein (“First Amendment”) and that certain Second Amendment to Lease dated as of March 22, 2002 (“Second Amendment”) by and between Lessee and USRIF, (collectively, the “Lease”), Lessee leases approximately 196,800 square feet located at 1161 E. Glendale Avenue, Sparks, Nevada and designated as Building #8 (“Original Premises”);
     WHEREAS, Capitalized terms not otherwise defined in this Third Amendment shall have the meanings ascribed to them in the Lease; and
     WHEREAS, among other things, Lessor and Lessee desire to extend the Lease Term, to decrease the size of the Original Premises by 66,149 square feet (the “Contraction Premises”), which comprises the portion of the Original Premises depicted on the attached Exhibit A-1 and to further amend the Lease as set forth below.
     NOW THEREFORE, in consideration of the rentals to be paid and the covenants and agreements to be kept and performed by both parties hereto, Lessor and Lessee hereby agree to amend the Lease as follows:
(1)	Section 1.1 of the Lease is amended to add the following at the end:

“; provided, however, from and after the Contraction Date (as defined herein), the Premises shall no longer include the Contraction Premises and are stipulated and agreed for all purposes to be 130,651 square feet, regardless of whether the same is actually more or less.”

(2)	Effective on the Contraction Date, the number of parking spaces shall be reduced to 26, as provided on a site plan delivered to Lessee.

(3)	Effective on the Contraction Date, Base Rent set forth in the Second Amendment for the Premises is deleted in its entirety and the following monthly base rent schedule for the Premises is added to the end of Section 1.3 as the definition of base monthly rent for the Premises.
“(a) For the period of the Contraction Date-June 30, 2007: $35,275.77 per month, $423,309.24 per year ($3.24 x 130,651)
(b) For the period of July 1, 2007-June 30, 2010: $37,888.79 per month, $454,665.48 per year ($3.48 x 130,651)
(4)	Sections 1.6 and 1.7 are hereby deleted in their entirety.

(5)	Section 1.8 of the Lease is amended to reflect that the Lease Term is extended an additional 60 months (“Third Renewed Term”) from the expiration of the Second Renewed Term; provided, however that the Lease Termination Date shall be revised to be (i) December 31, 2004 as to the Contraction Premises and (ii) the expiration of the Third Renewed Term on June 30, 2010 as to the remainder of the Premises. Further, the following definition is added to end of Section 1.8:

“Contraction Date: The later of (i) January 1, 2005 and (ii) the date that Lessee vacates and surrenders all of the Contraction Premises in accordance with the terms of the Lease.”

(6)	Section 1.9 is amended to reflect the addition of the Fourth Renewal Option (as defined in Section 7) of the Lease, which is added pursuant to this Third Amendment.

(7)	Effective as of the Contraction Date, Section 1.14 is amended to reflect that from and after the Contraction Date the percent of the building occupied by Lessee is 32.32%.

(8)	Section 1.17 is amended to add the following new Exhibits: Exhibit A-1 Contraction Premises, Exhibit B Work agreement.

(9)	Section 2 is amended to delete Lessor’s payment address and insert the following in lieu thereof:
“US Institutional Real Estate Equities, L.P.
P. O. Box 203051
Houston, Texas 77216-3051
Or electronically via ACH to the following:
JP Morgan Chase Bank
San Antonio, Texas
ABA #113000609
To Credit: USAA Institutional Real Estate Equities
Account # 125-0838856”
(10)	Section 3 is deleted in its entirety.

(11)	Section 7 is deleted and the following is inserted in lieu thereof:
“7. OPTION TO RENEW
7.1 Grant of Option and General Terms. Provided that (1) no material adverse change has occurred in Lessee’s financial condition, (ii) this Lease is in full force and effect, and (iii) no default shall exist under this Lease, either on the date Lessee exercises its Fourth Renewal Option (as hereinafter defined) or as of the effective date of the Fourth Renewed Term (as hereinafter defined), or would exist but for the pendency of any cure periods provided under Section 29 herein; Lessee shall have the option to extend the Lease Term with respect to the entire Premises for one (1) additional period (the “Fourth Renewal Option”) of five (5) years (the “Fourth Renewed Term”). The Fourth Renewal Option shall be subject to all of the terms and conditions contained in the Lease except that (i) the Renewal Rent (as hereinafter defined) shall be at the then prevailing Market Rate (as defined below) on the commencement date of the Fourth Renewed Term; (ii) Lessor shall have no obligation to improve the Premises; and (iii) there shall be no further option to extend the Lease Term beyond the Fourth Renewed Term.
7.2 Determination of Market Rate. Lessee shall send Lessor a preliminary expression of Lessee’s willingness to renew this Lease no earlier than three hundred sixty (360) days or later than two hundred seventy (270) days prior to the Lease Termination Date with respect to the Third Renewed Term. Lessee and Lessor shall negotiate in good faith to determine and mutually agree upon the Market Rate for the Fourth Renewed Term. If Lessor and Lessee are unable to agree upon the Market Rate for the Fourth Renewed Term, on or before two hundred forty (240) days prior to the expiration of the Third Renewed Term of the Lease (the “Negotiation Period”), as evidenced by an amendment to the Lease executed by both Lessor and Lessee, then within ten (10) days after the last day of the Negotiation Period, Lessee may, by written notice to Lessor (the “Notice of Exercise”), irrevocably elect to exercise such Fourth Renewal Option. In order for Lessee to exercise such Fourth Renewal Option, Lessee shall send the Notice of Exercise to Lessor stating (i) that Lessee is irrevocably exercising its right to extend the Lease Term pursuant to Section 7; and (ii) Lessor and Lessee shall be irrevocably bound by the determination of Market Rate set forth hereinafter in this Section 7.2, and if applicable, Section 7.4. If Lessee shall fail to deliver the Notice of Exercise on or before ten (10) days after the last day of the Negotiation period, then Lessee shall have waived any right to exercise the Fourth Renewal Option. In the event any date referenced in this Section 7.2 falls on a day other than a business day, such date shall be deemed to be the next following business day.

In the event Lessee timely delivers the Notice of Exercise to Lessor, Lessor and Lessee shall each simultaneously present to the other party their final determinations of the Market Rate for the Fourth Renewed Term (the “Final Offers”) within fifteen (15) days after the last day of the Negotiation Period. If the Market Rate as determined by the lower of the two (2) proposed Final Offers is not more than ten percent (10%) below the higher, then the Market Rate shall be determined by averaging the two (2) Final Offers.
If the difference between the lower of the two (2) proposed Final Offers is more than ten percent (10%) below the higher, then the Market Rate shall be determined by Baseball Arbitration (as hereinafter defined) in accordance with the procedure set forth in Section 7.4.
7.3 Renewal Rent. The Renewal Rent for the Fourth Renewed Term shall be an amount equal to the prevailing Market Rate. As used herein “Market Rate” shall mean the then prevailing market rate for base rent (and with charges for parking, which parking charges shall be in addition to base rent) for tenants of comparable quality for renewal leases in buildings of comparable size, age, use location and quality in the East Sparks Market Area of Sparks, Nevada, taking into consideration the extent of the availability of space as large as the premises in the marketplace and all other economic terms then customarily prevailing in such renewal leases in said marketplace.
7.4 Baseball Arbitration. For all purposes of this Lease, Baseball Arbitration shall follow the following procedures:
     (a) Within twenty (20) days after Lessor’s receipt of Lessee’s Notice of Exercise, Lessee and Lessor shall each select an arbitrator (“Lessee’s Arbitrator” and “Lessor’s Arbitrator”, respectively) who shall be a qualified and impartial person licensed in the State of Nevada as an MAI appraiser with at least five (5) years of experience in appraising the type of matters for which they are called on to appraise hereunder in the East Sparks Market Area of Sparks, Nevada.
     (b) Lessor’s Arbitrator and Lessee’s Arbitrator shall name a third arbitrator, similarly qualified, within ten (10) days after the appointment of Lessor’s Arbitrator and Lessee’s Arbitrator.
     (c) Said third arbitrator shall, after due consideration of the factors to be taken into account under the definition of Market Rate set forth in Section 7.3 and hearing whatever evidence the arbitrator deems appropriate from Lessor, Lessee and others, and obtaining any other information the arbitrator deems necessary, in good faith, make its own determination of the Market Rate for the Premises as of the commencement of the Fourth Renewed Term (the “Arbitrator’s Initial Determination”) and thereafter select either Lessor’s Final Offer or the Lessee’s Final Offer, but no other, whichever is closest to the Arbitrator’s Initial Determination (the “Final Determination”), such determination to be made within thirty (30) days after the appointment of the third arbitrator. The Arbitrator’s Initial Determination, Final Determination and the market information upon which such determinations are based shall be in writing and counterparts thereof shall be delivered to Lessor and Lessee within said thirty (30) day period. The arbitrator shall have no right or ability to determine the Market Rate in any other manner. The Final Determination shall be binding upon the parties hereto.
     (d) The costs and fees of the third arbitrator shall be paid by Lessor if the Final Determination shall be Lessee’s Final Offer or by Lessee if the Final Determination shall be Lessor’s Final Offer.
     (e) If Lessee fails to appoint Lessee’s Arbitrator in the manner and within the time specified in Section 7.4, then the Market Rate for the Fourth Renewed Term shall be the Market Rate contained in the Lessor’s Final Offer. If Lessor fails to appoint Lessor’s Arbitrator in the manner and within the time specified in Section 7.4, then the Market Rate for the Fourth Renewed Term shall be the Market Rate contained in the Lessee’s Final Offer. If Lessee’s Arbitrator and Lessor’s Arbitrator fail to appoint the third arbitrator within the time and in the manner prescribed in Section 7.4 then Lessor and Lessee shall jointly and promptly apply to the local office of the American Arbitration Association for the appointment of the third arbitrator.

7.5 Personal Option. This Fourth Renewal Option is personal with respect to WESCO DISTRIBUTION, INC. Any assignment or subletting shall automatically terminate WESCO DISTRIBUTION, INC.’s rights hereunder.”
(12)	Sections 19 is deleted in its entirety and replaced with the following:
“19. INSURANCE REQUIRED BY LESSEE.
19.1 Certain Insurance Risks. Lessee will not do or permit to be done any act or thing upon the Premises or the building of which the Premises are a part which would: (1) jeopardize or be in conflict with fire insurance policies covering the building of which the Premises are a part, and fixtures and property in the building of which the Premises are a part; or (2) increase the rate of fire insurance applicable to the building of which the Premises are a part to an amount higher than it otherwise would be; or (3) subject Lessor to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being conducted upon the Premises.
19.2 Lessee’s Insurance. Lessee will carry and maintain, at Lessee’s expense, the following insurance, in the minimum amounts specified below or such other amounts as Lessor may from time to time reasonably request (provided that any changes to the amounts specified below are reasonable and consistent with amounts required of other tenants with a similar use in the East Sparks Market Area of Sparks, Nevada):, with insurance companies meeting the requirements of Section 19.2(7) and on forms reasonably satisfactory to Lessor:
(1) Commercial general liability insurance, with a combined single occurrence limit and aggregate of not less than $1,000,000. All such insurance will include, without limitation, bodily injury, property damage, personal injury, advertising injury, products and completed operations liability, and contractual liability coverage for the performance by Lessee of the indemnity agreements set forth in this Lease;
(2) All risk property covering all of Lessee’s furniture and fixtures, machinery, equipment, stock and any other personal property owned and used in Lessee’s business and found in, on or about the building of which the Premises are a part, and any leasehold improvements to the Premises in excess of any initial buildout of the Premises by the Lessor, in an amount not less than the full replacement cost, less Lessee’s deductible which shall not exceed $200,000.00;
(3) Worker’s compensation insurance insuring against and satisfying Lessee’s obligations and liabilities under the worker’s compensation laws of the state in which the Premises are located, including employer’s liability insurance in the limit of $1,000,000 aggregate;
(4) If Lessee operates owned, hired, or nonowned vehicles at the building of which the Premises are a part, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000 combined bodily injury and property damage;
(5) Umbrella liability insurance in excess of the underlying coverage listed in Section 19.2(1), (3) and (4) above, with limits of not less than $4,000,000 per occurrence/$4,000,000 aggregate;
(6) Loss of income and extra expense insurance and contingent business income insurance in amounts as will reimburse Lessee for direct or indirect loss of earning attributable to all perils insured or attributable to prevention of access to the Premises as a result of such perils. Such insurance shall provide for an extended period of indemnity to be not less than twelve (12) months; and
(7) All insurance required under this Section 19 shall be issued by such good and reputable insurance companies qualified to do and doing business in the state in which the Premises are located and having a policyholder rating of not less than “A” and a financial rating of “VIII” in the most current copy of Best’s Insurance Report in the form customary to this locality.

19.3 Forms of the Policies. Lessor and its affiliates, Lessor’s management company, Lessor’s mortgagee, and such other parties as Lessor shall reasonably designate to Lessee who have an insurable interest in the Premises or building of which the Premises are a part shall be: (i) named as additional insured (other than for Worker’s Compensation) and have waiver of subrogation rights with respect to the coverages provided for under Section 19.2 (1), (3), (4) and (5), and (ii) as loss payees as their interest may appear with respect to the coverage provided under Section 19.2(2). Certificates of insurance together with any endorsements providing the required coverage will be delivered to Lessor prior to or contemporaneously with the execution of the Third Amendment and from time to time at least 30 days prior to expiration of the term, material change, reduction in coverage, or other termination thereof. All commercial general liability and property policies herein required to be maintained by Lessee will be written as primary policies, not contributing with and not supplemental to the coverage that Lessor may carry. Commercial general liability insurance required to be maintained by Lessee by this Section 19 will not be subject to a deductible in excess of $200,000.00.
19.4 Adequacy of Coverage. Lessor makes no representation that the limits of liability specified to be carried by Lessee pursuant to the Section 19 are adequate to protect Lessee and Lessee should obtain such additional insurance or increased liability limits as Lessee deems appropriate. Furthermore, in no way does the insurance required herein limit the liability of Lessee assumed elsewhere in the Lease.
(13)	Section 20 is amended to delete the first sentence and insert the following in lieu thereof:
“At all times during the Term, Lessor will carry and maintain:
(1) Fire and extended coverage insurance covering the building of which the Premises are a part, its equipment and Common Area furnishings, and leasehold improvements in the Premises to the extent of any initial build out of the Premises by the Lessor;
(2) Bodily injury and property damage insurance; and
(3) Such other insurance as Lessor reasonably determines from time to time.
The insurance coverages and amounts in this Section 20 will be determined by Lessor in an exercise of its reasonable discretion.”
(14)	Section 21 is amended to add the following at the end:
“(including deductible amounts). Lessee agrees to cause all other occupants of the Premises claiming by, under or through Lessee, to execute and deliver to Lessor and its affiliates, Lessor’s management company, and Lessor’s mortgagee such a waiver of claims and to obtain such waiver of subrogation rights endorsements.”
(15)	Section 31 is amended to add the following at the end:
“Lessee shall pay all rent due to and through the Contraction Date specified and shall surrender the Contraction Premises to Lessor on or before Lease Termination Date as to the Contraction Premises in the manner and in the condition provided for in the Lease. Lessee’s failure to satisfy its obligation to vacate the Contraction Premises in accordance with this Section 31 shall constitute a default and a holdover under this Lease, entitling Lessor to any and all remedies under this Lease, at law and/or in equity and to holdover rent commencing on January 1, 2005 pursuant to Section 36.”
(16)	Section 39 of the Lease and Section 10 of the Second Amendment are hereby deleted in their entirety and replaced with the following:
“All notices or other communications hereunder shall be in writing and shall be deemed duly given if addressed and delivered to the respective parties’ addresses, as set forth in this Section 39: (i) in person; (ii) by Federal Express or similar overnight carrier service; or (iii) mailed by certified mail; return receipt requested, postage prepaid. Such notices shall be deemed received upon the earlier of receipt or, if mailed by certified mail, 3 days after such mailing. Lessor and Lessee may from time to time by written notice to the other designate another address for receipt of future notices. For purposes of this Lease, Lessor’s and Lessee’s addressed are as follows:

LESSEE’S ADDRESS:
WESCO DISTRIBUTION, INC.
Suite 700
225 W. Station Square Drive
Pittsburgh, PA 15219
Attention: Real Estate
With a copy at
the same time to:
WESCO DISTRIBUTION
Building 8
1161 East Glendale Ave.
Sparks, Nevada 89431
LESSOR’S ADDRESS:
US INSTITUTIONAL REAL ESTATE EQUITIES, L.P.
9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attention: VP Portfolio Management

with a copy at the same time to:	USAA Real Estate Company 9830 Colonnade Boulevard, Suite 600
San Antonio, Texas 78230-2239
Attention: VP Real Estate Counsel

USAA Realty Company
2201 Dupont Drive, Suite 360
Irvine, California 92612
Attention: AVP/Western Region

Trammell Crow Company
68980 Sierra Center Parkway Suite 160
Reno, Nevada 89511”
(17)	Section 43 is amended to add the following at the end:
“Notwithstanding anything to the contrary in this Lease, Lessee shall permit Lessor, on and after the effective date of the Third Amendment, and without notice or charge therefore to Lessor and without diminution of rent, (i) to enter the Contraction Premises at any time during Lessee’s normal business hours as reasonably designated by Lessee to exhibit the same to prospective tenants; and (ii) to enter the Contraction Premises and remaining Premises at any time in order to inspect the Lessee Work set for in Exhibit B. Lessee further agrees to reasonably cooperate with Lessor in connection with Lessor’s exercise of Lessor’s rights of entry under this Section.”
(18)	Section 44 is amended to add the following at the end:
”On or before the Lease Termination Date as to the Contraction Premises, Lessee shall surrender to Lessor all keys to any locks or doors entering or within the Contraction Premises that are not also used to access the remaining Premises, and give to Lessor the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Contraction Premises.
(19)	Sections 48, 50, 51 and 52 are hereby deleted in their entirety.

(20)	Landlord’s Lien, Lessee has not granted Lessor a contractual lien or security interest in Lessee’s equipment, machinery or other property used in Lessee’s operations. Notwithstanding anything to the contrary, Lessor agrees to subordinate any statutory landlord’s lien or security interest in Lessee’s equipment, machinery or other property used in Lessee’s operations at the Premises to any third party lenders of Lessee providing financing for such equipment, machinery and other property and will execute, following Lessee’s request, Lessor’s standard form of subordination agreement, or such other form acceptable to Lessor, in order to evidence the same.

(21)	Condition of the Premises. Lessor and Lessee agree that Lessor has no obligation to construct any improvements to the Premises, and that LESSEE CURRENTLY OCCUPIES AND ACCEPTS THE PREMISES, “AS IS”, “WHERE IS” AND WITH ANY AND ALL FAULTS. LESSOR NEITHER MAKES NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY, SUITABILITY OR FITNESS THEREOF OF THE PREMISES, OR THE CONDITION OR REPAIR THEREOF. LESSEE’S OCCUPYING THE PREMISES SHALL BE CONCLUSIVE EVIDENCE FOR ALL PURPOSES OF LESSEE’S ACCEPTANCE OF THE PREMISES IN GOOD ORDER AND SATISFACTORY CONDITION, AND IN A STATE AND CONDITION SATISFACTORY, ACCEPTABLE AND SUITABLE FOR THE LESSEE’S USE PURSUANT TO THE LEASE.

(22)	Brokerage. Except for Trammel Crow Company and Commercial Properties of Nevada (collectively and each a “Broker”), Lessee and Lessor each agree to indemnify and hold the other harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any broker or person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution and delivery of this Third Amendment. Each Broker will be compensated by Lessor pursuant to the terms of a separate agreement between Lessor and the respective Broker.

(23)	Counterclaims. There exist no offsets, counterclaims or defenses of Lessee under the Lease against Lessor, and there exist no events which would constitute a basis for such offsets, counterclaims, or defenses against Lessor upon the lapse of time or the giving of notice or both. Redress for any claims against Lessor under the Lease, as amended by this Third Amendment, shall only be made against Lessor to the extent of Lessor’s interest in the building of which the Premises are a part to which the Premises are a part. Lessee agrees to look solely to Lessor’s interest in the building of which the Premises are a part for the recovery of any amount from Lessor, and shall not look to other assets of Lessor nor seek recourse against the assets of the individual or other partners, directors, officers and shareholders of Lessor. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the building of which the Premises are a part.

(24)	Continued Effect. Except as otherwise provided in this Third Amendment, all other provisions of the Lease shall remain unmodified and in full force and effect. All terms not defined herein shall be as defined pursuant to the terms of the Lease.
     EXECUTED as of the dates indicated below to be effective as of the date indicated above.

LESSOR:

US INSTITUTIONAL REAL ESTATE
EQUITIES, L.P., a Texas limited partnership

	By:	USAA REAL ESTATE COMPANY,
a Delaware corporation, Its General Partner

	By:	/s/ TRD

Name: T. PATRICK DUNCAN
Title: Senior Vice President
Date Executed: 12/22/04

LESSEE:

WESCO DISTRIBUTION, INC.
a Delaware corporation

By:	/s/ Stephen A. Van Oss

Stephen A. Van Oss, Senior Vice President,
CFO & CAO
Date Executed: 12/06/04
[Exhibits and Schedules have been omitted and will be furnished upon request.]